MODIFICATION TO SETTLEMENT AGREEMENT

      This Modification to Settlement Agreement ("Modification") is entered into on the day of March, 1997 by and between, Westmark Group Holdings, Inc., a Delaware corporation ("WGHI") and Medical Industries of America, Inc., a Florida corporation ("MIOA"), and is made with reference to the following:

                                   RECITALS

      WHEREAS, WGHI and MIOA entered into a Settlement Agreement ("Agreement") on the 23rd day of January, 1997 and;

      WHEREAS, the parties desire to modify said Agreement;

      NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, WGHI and MIOA mutually agree to modify the Agreement as follows:

      1.    Paragraph 1 is hereby modified to read as follows:
            WGHI covenants and agrees that WGHI is diligently negotiating a financing proposal that would provide additional capitalization to WGHI in a minimum amount of $3,000,000 and a maximum amount of $6,000,000. For the purpose of this Agreement, "Additional Capitalization" shall be defined as gross proceeds. The parties hereto further mutually agree that the terms and conditions of this Agreement and the duties and responsibilities herein contained are subject to and expressly conditioned upon the receipt by WGHI of minimum Additional Capitalization in the sum of $3,000,000 by April 21, 1997 ("First Tranche"). Upon receipt of said Additional Capitalization WGHI and MIOA agree to do and perform the following no later than May 21, 1997 (the "Closing Date").

      2. Paragraph 1a.(i) is hereby modified to read as follows: a. WGHI shall pay MIOA as follows:

                  (i) $1.5 million cash on or before May 21, 1997, provided that WGHI shall have received no less than $6,000,000 in gross proceeds as a result of Additional Capitalization. In the event the Additional Capitalization received by WGHI is less than $6,000,000 but more than $5,000,000, MIOA shall receive all proceeds in excess of $5,000,000.

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                  In the further event the Additional Capitalization received by
                  WGHI is less than $5,000,000 but more than $3,000,000, MIOA shall receive ten percent (10%) of said Additional Capitalization. If WGHI receives no more than $3,000,000 in Additional Capitalization by April 21, 1997, MIOA shall receive a cash payment of $300,000 on May 1, 1997.

      3. Except as hereinabove modified, said Agreement shall continue in full force and effect.

      IN WITNESS WHEREOF, the parties have executed this Modification as of the date first stated above.

WESTMARK GROUP HOLDINGS, INC.             MEDICAL INDUSTRIES OF AMERICA
By:                                       By:

Its:                                      Its:






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